Exhibit 99.1

Drs. Margaret Dugan and Alessandro Riva Appointed to BeiGene Board of Directors

Industry Leaders Lend Scientific and Clinical Expertise to Several Board Committees

CAMBRIDGE, Mass. and BEIJING—February 1, 2022—BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced the appointment of Margaret Dugan, M.D., and Alessandro Riva, M.D., to its Board of Directors. Dr. Dugan will join the scientific advisory committee and Dr. Riva will join the nominating and corporate governance, and scientific advisory committees of the board. In addition, Jing-Shyh (Sam) Su will be stepping down from BeiGene’s board of directors after serving for almost four years.

“Drs. Dugan and Riva both bring significant oncology expertise to BeiGene’s Board of Directors during a key period of Company growth as we advance our high-value, late-stage portfolio,” commented John V. Oyler, Co-Founder, Chief Executive Officer, and Chairman of BeiGene. They bring complementary medical and commercial experience at both nimble biotechs and global pharmaceutical organizations that will support our efforts to become a leader and transformational agent in the industry. We also want to recognize and thank Sam Su for his support during his tenure on the board.”

Dr. Dugan is currently Chief Medical Officer at Dracen Pharmaceuticals, a privately held pharmaceutical company based in New York that leverages immuno-metabolism in oncology. She joined Dracen in 2018 with more than 20 years of experience in oncology and previously held senior leadership roles at Novartis Oncology, including Senior Vice President and Global Program Head, developing innovative medicines for patients. Dr. Dugan also held several development positions at Schering-Plough (now Merck & Co.) and American Cyanamid (now Pfizer). Dr. Dugan received her B.A. and medical degrees and training in hematology and oncology from New York University.

“Dr. Dugan is widely recognized for her oncology expertise and commitment to bringing important medical breakthroughs to patients around the world,” continued Mr. Oyler. “We are very pleased to welcome her to our Board of Directors, and her expertise will be highly valuable as we work to expand our pipeline and make an impact for the greater good of patients.”

“I am honored to join BeiGene’s board and am excited to work alongside this talented and dedicated team to bring high-quality, innovative therapies to more people around the world who need them. I am impressed by BeiGene’s broad internal research and development capabilities as well as its in-licensed portfolio of exciting new assets, and the team’s values of putting patients first, having bold ingenuity along with a collaborative spirit, and driving excellence to make a lasting impact in the world,” commented Dr. Dugan.

Dr. Riva is currently Chief Executive Officer of Intima Bioscience, a privately held clinical stage gene and cell therapy company. Prior to joining Intima, he served as Chief Executive Officer at privately held Ichnos Sciences, where he built a biotechnology company focused on bi- and tri-specific antibodies in oncology and biologics in autoimmune diseases. Before Ichnos, he was Executive Vice President and Global Head of Oncology Therapeutics and Cell & Gene Therapy at Gilead Sciences, where he was instrumental in the acquisition of Kite Pharma. Prior to Gilead, Dr. Riva was Executive Vice President and Global Head of Oncology Development and Medical Affairs at Novartis Pharmaceuticals, where he contributed significantly to the Oncology Business Unit and the Cell and Gene Therapy Unit. He was also interim President of Novartis Oncology during the acquisition of GSK Oncology. Dr. Riva is currently on the Board of Directors of Century Therapeutics, a NASDAQ-listed biotechnology company developing innovative iPSC-derived NK and T cell therapies. He previously held roles at Farmitalia Carlo Erba, Rhône-Poulenc Rorer and Aventis and co-founded the Breast Cancer International Research Group (BCIRG) and the Cancer International Research Group (CIRG), where he served as CEO. He received his M.D. in medicine and surgery from the University of Milan and a certificate board in oncology and hematology from the same institution.

“Dr. Riva brings key industry insights and depth of experience to our board, having steadfast commitment to the patients we work to help and the values with which we do so,” continued Mr. Oyler. “Our team welcomes Dr. Riva to our Board of Directors, and we look forward to incorporating his insights as we deliver on our important mission.”

Dr. Riva stated, “BeiGene is building a next-generation global biotech with unique capabilities within our industry. I am honored to join the Board and look forward to joining at such an exciting time, with key catalysts in the near-term, building on the long-term strategy of this fantastic organization.”

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the expected contributions of the new board members and BeiGene’s future plans and aspirations. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Corporate Contacts

Investor Contact	Media Contact
Kevin Mannix	Liza Heapes
+1 857-302-5189	+1 857-302-5663
ir@beigene.com	media@beigene.com